Exhibit 99.1

PRESS RELEASE

Advanced Biomedical Technologies Inc. Announces Chinese CFDA Approval of Polymer Fixation Screws

SHENZHEN, CHINA and NEW YORK, April 19, 2018 - Advanced Biomedical Technologies Inc. (OTCQB:ABMT), a developer and manufacturer of orthopaedic internal fixation devices, announced today that it has received approval from the China Food and Drug Administration (“CFDA”) for its polymer orthopaedic internal fixation screws.

Company CEO Ms Hui Wang said, “Today is a momentous day for our company and biomaterial technologies as our orthopaedic internal fixation screws, based on our unique innovative composite material, gain approval from the CFDA. The revolutionary composite material developed by our company is the only biomaterial of its kind in the current market of human internal fixation devices. It consists of PA6-P(MMA-CO-NVP)-HA and is distinctively fiber-reinforced. The CFDA approval presents our company with great clinical and financial potential, and advances our mission to provide innovative products to patients that address the full continuum of orthopaedic care. The signification of this regulatory approval also means that we can bring a series of products based on the same PA biomaterial to the market much quicker. Our series of products include Binding Wires, Micromodule Screws & Plates, Maxillofacial & Craniofacial Plates and Rib Pins. We are working closely with medical institutions and the CFDA to expedite future clinical programs.”

“Polymer PA is the first of its kind among all polymer-based implantations and has no competitors due to the sophisticated manufacturing technologies and technique needed for its production. Not only is it biologically stable and easily accepted by the human body, it is also very versatile and therefore has a great market potential. This is an astounding accomplishment for our company and an imperative progression in the field of orthopaedic research and treatment” Ms Hui Wang added.

“The annual growth rate of Chinese orthopaedic medical devices market has been over 15% for the past 10 years and it will continue to grow at this rate for the next 10-15 years due to China’s ageing population. There are estimated over 4M surgical procedures in China each year. With superior technologies and competitive pricing, we believe that we can capture a significant segment of this thriving market. Our first CFDA approval is a milestone for the company. Our objectives are to reach 3,000 hospitals out of a total of 30,000 hospitals in China and to bring a series of products to the market. We thank all our investors and everyone involved for their support over the last decade and look forward to sharing further success in the new chapter of our company.” added Mr Kai Gui, company CFO.

About Advanced Biomedical Technologies Inc. (OTCQB: ABMT)

Advanced Biomedical Technologies, Inc.’s primary product line includes internal fixation devices consisting of proprietary high grade polymers (polyamide – “PA”). Our products are used in a variety of applications including orthopaedic trauma, sports related medical treatment, or cartilage injuries, and reconstructive dental procedures. During the healing process, the products stimulate new bone growth which replaces the degrading device, leaving newer, stronger bone in the exact location of the injury; thus making the site of the injury stronger and more resistant to recurring damage.

These products provide an alternative to metal implants and overcome the limitations of other re-absorbable fixation devices. The material is utilized in producing human body implant screws, binding wires, rods and related implantation products. With over 15 years of meticulous in clinical trials, the company has developed the internal fixation devices to be clinically effective and safe.

The products and materials that the Company has created differ from competing biomaterial and metal based products being marketed today by:

- High biocompatibility.

- Eliminating the need for a second surgery to replace device due to infection or other post-operative complications.

- Stimulate bone tissues to facilitate effective biological integration, benefitting the regeneration of bone.

The company is establishing broad and new intellectual property protection schemes around our unique PA product lines, not only on its combination compounds, but also to lead as an outstanding material in the future of clinical activity.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development or marketing of our products, government regulatory agencies may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop bone fixation devices may be unsuccessful, our common stock could be delisted from the over-the-counter market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

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Contact:

Kai Gui

Advanced Biomedical Technologies Inc.

TEL: 1-718-766-7898

EMAIL: info@abtbiomedical.com

Source: Advanced Biomedical Technologies Inc.